PRESS RELEASE

                                  Contact: Fred G. Kowal
                                           President and Chief Operating Officer
                                           ASB Holding Company
                                           (973) 748-3600
ASB Holding Company
American Bank of New Jersey
365 Broad Street
Bloomfield, NJ  07003-2798

OTC Electronic Bulletin Board "ASBH"       For Immediate Release
                                           ---------------------
                                           June 1, 2005


                   ASB HOLDING COMPANY ANNOUNCES CASH DIVIDEND

Bloomfield, New Jersey - June 1, 2005 - ASB Holding Company (the "Company"), the middle-tier stock holding company of American Bank of New Jersey (the "Bank") and ASB Investment Corp, announced today that the Company's Board of Directors has declared a quarterly cash dividend of $0.09 per share to stockholders of record as of June 15, 2005 payable on or about June 29, 2005. Seventy percent of the stock of the Company is owned by American Savings, MHC, a federal mutual holding company (the "MHC"). This is the Company's first regular quarterly dividend since completing its minority stock offering on October 3, 2003. The Company previously paid a special cash divided of $0.75 per share to shareholders in December 2004.

Mr. Kowal indicated that the cash dividend is being paid to provide a return to stockholders, after considering the equity and profitability of the Company and the Bank. The payment of future dividends will be subject to the Board's periodic review of the financial condition, earnings, and capital requirements of the Company and the Bank.

At March 31, 2005, the Company had total assets and stockholders' equity of $441.0 million and $38.8 million, respectively while reporting total deposits of $328.0 million and net loans of $333.3 million. The Bank is a federally chartered stock savings bank which conducts business from its main office in Bloomfield, New Jersey and a branch office in Cedar Grove, New Jersey. The Company's common stock is traded on the OTC Bulletin Board under the symbol "ASBH."

The foregoing information contains forward-looking statements concerning the financial condition, results of operations and business of the Company and its plans, objectives, expectations, estimates and intentions. The Company cautions that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.